Exhibit 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE
February 22, 2012	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Holdings Reports 2011 Financial Results and Provides 2012 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $99.7 million, or $1.95 per diluted share, for 2011, an increase of $44.8 million, or $0.43 per diluted share, compared to 2010.  For the fourth quarter of 2011, UIL’s consolidated net income was $21.3 million, or $0.42 per diluted share, compared to $10.5 million, or $0.20 per diluted share, for the same period in 2010.  The results for 2010 include the results of the gas distribution businesses for the post-acquisition period of November 17, 2010 through December 31, 2010 only.

“2011 was a very productive year,” said James P. Torgerson, UIL’s president and chief executive officer. “Much of our focus was on the integration of the gas companies, electric company and UIL.  This integration has progressed as planned.  Our strategic initiative of converting businesses and households in our service territory to natural gas started successfully and we are well on our way to reaching our goal of 30,000-35,000 new gas heating customers by the end of 2013.  In 2011, we converted approximately 8,300 businesses and households to natural gas, a 22% increase over 2010 levels.”

“In addition, we executed on our capital expenditure program at each of the regulated subsidiaries, completed the second GenConn peaking generating plant, and settled all pending issues with the Connecticut Public Utilities Regulatory Authority relating to the gas companies rate case appeals,” added Torgerson.

The following table provides earnings per diluted share for the fourth quarter and full year of 2011, compared to the same periods in 2010.

	Quarter Ended December 31,			Year Ended December 31,
	2011	2010	Difference	2011	2010	Difference

EPS
UIL excl. acquisition & transition related activities	$0.34	$0.28	$0.06	$2.24	$2.02	$0.22
Gas distribution	$0.28	$0.25	$0.03	$0.86	$0.36	$0.50
Interest expense related to $450M debt issuance	$(0.06)	$(0.06)	$-	$(0.25)	$(0.09)	$(0.16)
September 2010 equity issuance	$(0.14)	$(0.12)	$(0.02)	$(0.90)	$(0.33)	$(0.57)
Acquisition related expenses	$-	$(0.15)	$0.15	$-	$(0.44)	$0.44

UIL Consolidated as reported	$0.42	$0.20	$0.22	$1.95	$1.52	$0.43

This table has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition not taken place.

- more -

Electric distribution, CTA & other

Earnings from the electric distribution business in 2011 were $37.6 million, or $0.74 per diluted share, compared to $35.5 million, or $0.98 per diluted share, for the same period in 2010.  For the fourth quarter of 2011, the electric distribution business had total earnings of $2.7 million, or $0.05 per diluted share, compared to $1.1 million, or $0.02 per diluted share, for the same period in 2010.  The increase in earnings for both periods of 2011 was primarily attributable to increased income from the investment in GenConn, partially offset by lower CTA rate base and increased outside services expenses primarily relating to line maintenance.

Pre-tax earnings from UI’s equity investment in GenConn in 2011 were $11.3 million, compared to pre-tax earnings of $1.2 million in 2010.   For the fourth quarter of 2011, pre-tax earnings from UI’s equity investment in GenConn were $3.1 million, compared to pre-tax earnings of $1.8 million for the same period in 2010.  Both GenConn plants are now operating in the ISO-NE markets.  GenConn Devon became operational in the summer of 2010 and GenConn Middletown became operational in June of 2011.

Electric transmission

Earnings from the electric transmission business in 2011 were $31.3 million, or $0.61 per diluted share, compared to $28.3 million, or $0.78 per diluted share, for the same period in 2010.  For the fourth quarter of 2011, total transmission earnings were $8.1 million, or $0.16 per diluted share, compared to $8.8 million, or $0.17 per diluted share, for the same period in 2010. Earnings were favorably impacted in both periods due to an increase in the allowance for funds used during construction, due to an increase in construction work in progress and earnings on deposits made in the New England East West Solution projects.  The favorable impact of these factors is not apparent on a quarter over quarter basis, however, because the fourth quarter 2010 was favorably impacted by effective income tax rate adjustments made in 2010.

Gas distribution

Earnings from the gas distribution businesses in 2011 were $43.8 million, or $0.86 per diluted share in 2011.  For the fourth quarter of 2011, earnings from the gas distribution businesses were $14.1 million, or $0.28 per diluted share, compared to $12.9 million, or $0.25 per diluted share, for the six weeks following the acquisition of the gas companies in mid-November of 2010.  Earnings for both the full year and fourth quarter of 2011 were negatively impacted by warmer than normal weather, which was partially offset by weather insurance.  Heating degree days were less than normal by an average of 6.9% and 16.7% for the year and fourth quarter, respectively.

In addition, full year 2011 earnings include pre-tax earnings of $2.2 million from the recovery of carrying charges relating to the settlement of the gas companies’ rate case appeals.

- more -

Corporate

UIL Holdings retains certain costs, primarily interest expense, at the holding company, or “corporate” level, which are not allocated to the various subsidiaries.  UIL Corporate incurred net after-tax costs of $13.0 million, or $0.26 per diluted share, in 2011, compared to net after-tax costs of $21.8 million, or $0.60 per diluted share, in the same period of 2010.

For the fourth quarter of 2011, UIL Corporate incurred net after-tax costs of $3.6    million, or $0.07 per diluted share, compared to $12.3 million, or $0.24 per diluted share, in the same period in 2010.  The decrease for both periods of 2011 was primarily attributable to the absence in 2011 of after-tax acquisition related costs incurred in 2010, partially offset by interest expense related to the October 2010 issuance of $450 million of public debt, the proceeds of which were used to partially fund the acquisition.

Looking Forward

UIL’s consolidated earnings estimate for 2012 is $2.00-$2.20 per diluted share.  Components of the 2012 earnings estimates are summarized as follows:

Category	Approximate Net Income(2)	EPS - diluted(3)

Electric distribution, CTA & other	$43 - $51	$0.85 - $1.00
Electric transmission	$26 - $31	$0.52 - $0.62

Total UI(1)	$71 - $81	$1.40 - $1.60

Gas distribution	$38 - $46	$0.75 - $0.90
UIL Corporate	($14) - ($13)	($0.27) - ($0.25)

Total UIL(1)	$102 - $112	$2.00 - $2.20

(1) Expectations are not expected to be additive
(2) Rounded to the nearest million
(3) Assumes approximately 51.1 million average shares outstanding

UIL’s objective is for its regulated businesses to earn the allowed return on an aggregate basis.  Major factors impacting the earnings per share estimates for 2012 are as follows;

•	Integration savings of $11.6 million, compared to Iberdrola USA’s $23 million of allocated corporate overheads, support costs and shared services in 2009.

•
Remaining on track for converting 30,000-35,000 businesses and households to natural gas heat by the end of 2013.  The goal for 2012 is to convert approximately 10,200 customers, a 50% increase over 2010 levels.

•	CTA earnings are expected to decline by $0.04 per diluted share in 2012 compared to 2011, as rate base continues to be amortized.

•	Bonus depreciation is expected to have a negative impact on earnings of $0.12 per share, an additional $0.05 per share, compared to 2011.

•	Execution of capital expenditure plan at each of our regulated businesses.

•	Continued focus on management of O&M expenses at each of our regulated businesses.

- more -

Fourth Quarter and Full Year 2011 Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a webcast conference call with financial analysts on Thursday, February 23, 2012, beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of 699,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (BGC), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,861 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis, of how the acquisition-related financial activities described above contributed to the change in net income is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the acquisition activity, booked in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business, as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the 2011 net income for each line of business by the average number of shares of UIL Holdings common stock outstanding for 2011.   Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company.

- more -

Such risks and uncertainties with respect to UIL Holdings’ recent acquisition of The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the fourth quarter and full years of 2011 and 2010:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Years Ended December 31,
	2011	2010

Operating Revenues	$1,570,447	$997,666

Operating Expenses
Operation
Purchased power	180,149	242,268
Natural gas purchased	429,079	81,428
Operation and maintenance	382,167	258,282
Transmission wholesale	77,997	72,169
Depreciation and amortization	167,462	113,946
Taxes - other than income taxes	114,211	78,702
Acquisition and closing related expenses	-	25,572
Total Operating Expenses	1,351,065	872,367
Operating Income	219,382	125,299

Other Income and (Deductions), net	26,932	17,262

Interest Charges, net
Interest on long-term debt	87,394	50,357
Other interest, net	5,216	1,553
	92,610	51,910
Amortization of debt expense and redemption premiums	2,775	1,788
Total Interest Charges, net	95,385	53,698

Income Before Income Taxes, Equity Earnings	150,929	88,863

Income Taxes	62,501	35,284

Income Before Equity Earnings	88,428	53,579
Income from Equity Investments	11,282	1,278

Net Income	99,710	54,857
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	54	3

Net Income attributable to UIL Holdings	$99,656	$54,854

Average Number of Common Shares Outstanding - Basic	50,609	35,722
Average Number of Common Shares Outstanding - Diluted	50,926	36,083

Earnings Per Share of Common Stock - Basic:	$1.96	$1.53

Earnings Per Share of Common Stock - Diluted:	$1.95	$1.52

Cash Dividends Declared per share of Common Stock	$1.728	$1.728

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2011 and 2010
(Thousands of Dollars)
(Unaudited)
	2011	2010

Net Income	$99,710	$54,857
Other Comprehensive Income (Loss)	(541)	166
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	54	3
Comprehensive Income	$99,115	$55,020

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	December 31,	December 31,
(thousands of dollars)	2011	2010
ASSETS
Current assets	$667,228	$723,826
Other investments	153,653	85,717
Net property, plant and equipment	2,570,355	2,327,450
Regulatory assets	983,222	925,889
Goodwill	266,797	298,890
Deferred charges and other assets	103,354	120,066
Total Assets	$4,744,609	$4,481,838

LIABILITIES AND CAPITALIZATION
Current liabilities	$641,868	$579,339
Noncurrent liabilities	650,555	577,231
Deferred income taxes	388,553	354,164
Regulatory liabilities	420,175	382,366
Total Liabilities	2,101,151	1,893,100

Long-term debt, net of unamortized discount and premium	1,548,347	1,511,768
Preferred stock of subsidiary	750	828
Net common stock equity	1,094,361	1,076,142
Total Capitalization	2,643,458	2,588,738

Total Liabilities and Capitalization	$4,744,609	$4,481,838